UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K
_________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2026
___________________________________
Sable Offshore Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-40111 (Commission File Number)	85-3514078 (I.R.S. Employer Identification Number)

845 Texas Avenue, Suite 2920
Houston, TX		77002
(Address of principal executive offices)		(Zip code)
(713) 579-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001	SOC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule12b-2 of the Securities Exchange Act.of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into a Material Definitive Agreement.
Notes
On July 2, 2026, Sable Offshore Corp. (the “Company”) issued $345.0 million aggregate principal amount of its 6.5% Convertible Senior Notes due 2031 (the “Notes”). The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of July 2, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of July 2, 2026, between the Company and the Trustee. Pursuant to the Note Underwriting Agreement referred to below, the Company granted the underwriters an option, which is exercisable within 30 days after June 30, 2026, to purchase up to an additional $45.0 million aggregate principal amount of Notes solely to cover over-allotments. The Notes issued on July 2, 2026 include $45.0 million aggregate principal amount of Notes issued pursuant to the full exercise by the underwriters of such option.
The Notes are the Company’s senior, unsecured obligations and are (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.
The Notes will accrue interest at a rate of 6.5% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2027. The Notes will mature on July 1, 2031, unless earlier repurchased, redeemed or converted. Before April 1, 2031, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after April 1, 2031, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. The initial conversion rate is 249.7502 shares of the Company’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $4.00 per share of the Company’s common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.
The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after July 6, 2029 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 175% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such redemption notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $100 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price will be a cash amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.
If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.
Noteholders may require the Company to repurchase their Notes on July 6, 2029, at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The Notes have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) a default in the Company’s obligation to convert a Note upon the exercise of the conversion right with respect thereto, if such default is not cured within five days after its occurrence; (iv) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (v) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $30,000,000; (vii) the rendering of certain judgments against the Company or any of its significant subsidiaries for the payment of at least $30,000,000, where such judgments are not discharged or stayed within 60 days after date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (viii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.
If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 360 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.
The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes are filed as exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Base Indenture, the Supplemental Indenture and the Notes set forth in such exhibits.
Note Underwriting Agreement; Notes Offering
On June 30, 2026, the Company entered into an underwriting agreement (the “Note Underwriting Agreement”) with certain underwriters (the “Note Underwriters”) agreeing, subject to customary conditions, to issue and sell $300.0 million principal amount of Notes to the Note Underwriters. In addition, pursuant to the Note Underwriting Agreement, the Company granted the Note Underwriters a 30-day option to purchase up to an additional $45.0 million principal amount of Notes solely to cover over-allotments. On July 1, 2026, the Note Underwriters exercised such option in full to purchase an additional $45.0 million principal amount Notes on July 2, 2026.
The above description of the Note Underwriting Agreement is a summary and is not complete. A copy of the Note Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Note Underwriting Agreement set forth in such exhibit.
The offering of the Notes (the “Notes Offering”) was made pursuant to a shelf registration statement on Form S-3 (File No. 333- 286675) (the “Registration Statement”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on May 1, 2025, including the prospectus forming a part of the Registration Statement, a preliminary prospectus supplement, which was filed with the SEC on June 30, 2026 pursuant to Rule 424(b) under the Securities Act, a supplement to the preliminary prospectus dated June 30, 2026, which was filed with the SEC on June 30, 2026 pursuant to Rule 424(b) under the Securities Act, and a final prospectus supplement, dated June 30, 2026, which was filed with the SEC on July 1, 2026, pursuant to Rule 424(b) under the Securities Act.
The Notes Offering closed on July 2, 2026. The Company intends to use the approximately $332.5 million of net proceeds from the Notes Offering, along with the proceeds from the Concurrent Common Stock Offering (as defined below) and borrowings under Term Loan B (as defined below), to repay in full its Senior Secured Term Loan with Exxon Mobil Corporation, to pay fees and expenses in connection with the Offerings and for general corporate purposes.
A copy of the legal opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the Notes in the Notes Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Common Stock Underwriting Agreement; Concurrent Common Stock Offering
On June 30, 2026, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters (the “Common Stock Underwriters”) relating to the previously announced underwritten offering of 32,467,533 shares of the Company’s common stock (the “Concurrent Common Stock Offering” and, together with the Notes Offering, the “Offerings”). Under the terms of the Common Stock Underwriting Agreement, the Company granted the Common Stock Underwriters a 30-day option to purchase up to 4,870,129 additional shares of common stock. On July 1, 2026, the Common Stock Underwriters exercised this option in full for settlement on July 2, 2026.
The Common Stock Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Common Stock Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to any payment that the Common Stock Underwriters may be required to make because of any of those liabilities.
The Concurrent Common Stock Offering was made pursuant to the Registration Statement that was filed with the SEC and became effective on May 1, 2025, including the prospectus forming a part of the Registration Statement, a preliminary prospectus supplement, which was filed with the SEC on June 30, 2026 pursuant to Rule 424(b) under the Securities Act, a supplement to the preliminary prospectus dated June 30, 2026, which was filed with the SEC on June 30, 2026 pursuant to Rule 424(b) under the Securities Act, and a final prospectus supplement dated June 30, 2026, which was filed with the SEC on July 1, 2026, pursuant to Rule 424(b) under the Securities Act.
The Concurrent Common Stock Offering closed on July 2, 2026. The Company intends to use the approximately $107.0 million of net proceeds from the Concurrent Common Stock Offering, along with the proceeds from the Notes Offering and borrowings under Term Loan B, to repay in full its Senior Secured Term Loan with Exxon Mobil Corporation, to pay fees and expenses in connection with the Offerings and for general corporate purposes.
The foregoing summary of the Common Stock Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Common Stock Underwriting Agreement, a copy of which is attached as Exhibit 1.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
A copy of the legal opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the Common Stock in the Concurrent Common Stock Offering is filed as Exhibit 5.2 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.
New Senior Secured Credit Facilities
On July 2, 2026, the Company entered into (i) a senior secured reserve-based revolving credit facility (the “Senior Revolver”) in an initial aggregate maximum credit amount of up to $500,000,000 (but initially subject to a “zero borrowing base”), with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and issuing banks from time to time party thereto, for the purpose of facilitating secured hedging arrangements and secured cash management arrangements and (ii) a senior secured term loan B credit facility (the “Term Loan B” and, together with the Senior Revolver, the “New Senior Secured Credit Facilities”) providing term loans in an aggregate principal amount of $675,000,000, with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.
The Senior Revolver provides for revolving credit availability (including the issuance of letters of credit) up to the lesser of (i) the aggregate maximum credit amount (or letter of credit commitment amount, as applicable) and (ii) the borrowing base then in effect, to be determined from time to time after the repayment in full in cash and termination of the Term Loan B (including any permitted refinancing thereof unless such permitted refinancing is unsecured) by the administrative agent based on the value of the Company’s proved oil and gas reserves amongst other factors. As of the closing of the Senior Revolver, the borrowing base is $0 and accordingly, will not provide for revolving availability until such time as a borrowing base is established. The Senior Revolver will mature on December 15, 2028. Borrowings, if any, under the Senior Revolver will bear interest at a floating rate based on, at the Company’s election, either Term SOFR plus an applicable margin of 3.00% to 4.00%, based on borrowing base utilization, or the base rate plus an applicable margin of 2.00% to 3.00%, based on borrowing base utilization.
The Term Loan B was fully drawn on the closing date. The Term Loan B bears interest at a rate equal to 15.00% per annum and matures on December 15, 2028. The Term Loan B is subject to quarterly amortization of 2.5% of the aggregate principal amount of the term loans for the fiscal quarters ending on September 30, 2026 and December 31, 2026 and of 5.0% of the aggregate principal amount of the term loans for fiscal quarters ending thereafter. The Term Loan B requires mandatory prepayments equal to 100% of excess cash flow and 100% of the net cash proceeds from certain permitted asset sales. Excess cash flow is generally calculated on a quarterly basis as consolidated net income, adjusted for non-cash items, changes in net working capital, capital expenditures made with internally generated cash, debt repayments and prepayments, cash taxes, and certain other deductions. The excess cash flow for any fiscal quarter is subject to a minimum liquidity requirement such that, after giving effect to the mandatory prepayment, our aggregate unrestricted cash and cash equivalents may not be less than $25,000,000. The Term Loan B provides that upon maturity, refinancing or acceleration following an event of default thereunder, any payment of principal of the loans must also include additional amounts required for lenders to achieve a 1.25 to 1.00 minimum multiple on invested capital. In addition, in connection with any repayment or prepayment in full of the obligations under the Term Loan B, the Company will be obligated to pay a fee to each lender equal to: (a) 1.00% during the period commencing June 30, 2027 through December 30, 2027, (b) 2.00% during the period commencing December 31, 2027 through June 29, 2028 and (c) 3.00% during the period commencing June 30, 2028 through the maturity date of the Term Loan B. The Term Loan B is also subject to mandatory prepayments from excess cash flow and other specified events.
After closing the transactions, the initial lenders include an affiliate of Exxon Mobil Corporation holding $299.17 million of the Term Loan B.
The obligations under the New Senior Secured Credit Facilities are secured by first-priority liens on substantially all assets of the Company and its material subsidiaries and are guaranteed by the Company’s material subsidiaries. The Senior Revolver and Term Loan B are subject to a first lien intercreditor agreement that governs the relative rights of the secured parties thereunder.
The New Senior Secured Credit Facilities contain customary representations and warranties, affirmative and negative covenants, and events of default (including a change of control). The New Senior Secured Credit Facilities impose operating and financial restrictions on the Company and its subsidiaries, including limitations on the ability to, among other things: engage in mergers, consolidations, liquidations, or dissolutions; create or incur debt or liens; make certain debt prepayments; pay dividends, distributions or certain other restricted payments; make investments, acquisitions, loans, or purchase oil and gas properties; make capital expenditures; incur general and administrative costs; enter into hedging arrangements; sell, assign, farm-out or dispose of any property; operate in certain geographical boundaries; enter into transactions with affiliates; and create new subsidiaries and change the nature of the Company’s business. The Senior Revolver also contains financial covenants, including a maximum consolidated total leverage ratio of 3.00x, tested quarterly on a rolling four-quarter basis, and a minimum current ratio of 1.00x, tested quarterly, in each case following the establishment of a borrowing base in excess of $0.00.
The above references to and description of the New Senior Secured Credit Facilities do not purport to be complete and are qualified in their entirety by reference to the Term Loan B Credit Agreement and the Senior Revolver Credit Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 above under the caption “Notes” and “New Senior Secured Credit Facilities” is incorporated by reference into this Item 2.03.
Item 7.01.    Regulation FD Disclosure.
On June 30, 2026, the Company issued a press release announcing the launch of the Offerings. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference. On June 30, 2026, the Company issued a press release announcing the pricing of the Offerings. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.
Certain Operational and Strategic Updates
In connection with the Offerings, the Company included certain operational and strategic updates in the prospectus supplements for the Offerings. A copy of the operational and strategic updates is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

The information contained in this 8-K is summary information that is intended to be considered in the context of the Company's SEC filings and other public announcements. The Company undertakes no duty or obligation to publicly update or revise this information, although it may do so from time to time.
The information furnished pursuant to this Item 7.01, including Exhibits 99.1, 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description of Exhibits
1.1
Underwriting Agreement, dated as of June 30, 2026, between Sable Offshore Corp. and the representative of the underwriters named therein, relating to the issuance and sale of 6.5% Convertible Senior Notes due 2031.

1.2	Underwriting Agreement, dated as of June 30, 2026, between Sable Offshore Corp. and the representative of the underwriters named therein, relating to the issuance and sale of common stock.
4.1	Indenture, dated as of July 2, 2026, between Sable Offshore Corp. and U.S. Bank Trust Company, National Association, as trustee.
4.2	First Supplemental Indenture, dated as of July 2, 2026, between Sable Offshore Corp. and U.S. Bank Trust Company, National Association, as trustee.
4.3	Form of certificate representing the 6.5% Convertible Senior Notes due 2031 (included as Exhibit A to Exhibit 4.2).
5.1	Opinion of Latham & Watkins LLP.
5.2	Opinion of Latham & Watkins LLP.
10.1	Term Loan B Credit Agreement, dated as of July 2, 2026, among Sable Offshore Corp., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.
10.2
Senior Revolver Credit Agreement, dated as of July 2, 2026, among Sable Offshore Corp., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and issuing banks party thereto.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
99.1	Press release of Sable Offshore Corp., dated June 30, 2026.
99.2	Press release of Sable Offshore Corp., dated July 1, 2026.
99.3	Certain Operational and Strategic Updates.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sable Offshore Corp.

Date:	July 2, 2026	By:	/s/ Gregory D. Patrinely
		Name:	Gregory D. Patrinely
		Title:	Executive Vice President and Chief Financial Officer